Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Full Year 2025 Financial Results
Fourth Quarter 2025 Comparable Restaurant Sales Increased 6.6% System-Wide
First Quarter 2026 Comparable Restaurant Sales Increased Over 9% To Date

BROOMFIELD, Colo., March 25, 2026 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 30, 2025, and provided a 2026 business outlook.
Key highlights for the fourth quarter of 2025 compared to the fourth quarter of 2024 include:

•Total revenue increased 0.8% to $122.8 million from $121.8 million.
•Comparable restaurant sales increased 6.6% system-wide, including a 7.3% increase for company-owned restaurants and a 3.8% increase for franchise restaurants.
•Net loss was $6.8 million, or $1.16 loss per diluted share, compared to net loss of $9.7 million, or $1.70 loss per diluted share.
•Operating margin was (3.3)% compared to an operating margin of (6.0)%.
•Restaurant contribution margin(1) was 14.1% compared to a restaurant contribution margin of 11.2%.
•Adjusted EBITDA(1) increased to $7.6 million compared to $4.0 million.
Key highlights for fiscal year 2025 compared to fiscal year 2024 include:
•Total revenue increased 0.4% to $495.1 million from $493.3 million.
•Comparable restaurant sales increased 4.1% system-wide, including a 4.3% increase for company-owned restaurants and a 3.2% increase for franchise restaurants.
•Net loss was $42.6 million, or $7.36 loss per diluted share, compared to net loss of $36.2 million, or $6.37 loss per diluted share.
•Operating margin was (6.4)% compared to an operating margin of (5.6)%.
•Restaurant contribution margin(1) was 12.6% compared to a restaurant contribution margin of 13.2%.
•Adjusted EBITDA(1) was $22.5 million compared to $23.6 million.
•Two new company-owned restaurants opened and thirty-three closed in 2025. The Company had 423 restaurants at the end of 2025, comprised of 340 company-owned and 83 franchise restaurants.
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(1)    Restaurant contribution margin and adjusted EBITDA are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin and net loss to adjusted EBITDA are included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Joe Christina, President and Chief Executive Officer of Noodles & Company, remarked, “We are thrilled to report that the momentum we generated in the fourth quarter with nearly 7% same store sales growth and a near doubling of Adjusted EBITDA has further accelerated as we entered 2026, with quarter-to-date comparable sales growth of over 9%. We have now had seven consecutive months of comparable restaurant sales growth over 4% with average monthly comp growth of over 7% during that timeframe.”

Christina continued, “These results are a direct reflection of the progress we made in the second half of 2025 and the deliberate decisions we took to strengthen the business. This included a strong favorable customer response to the new menu we introduced last year, which has been amplified by the introduction of the value oriented Delicious Duos offering and the success of craveable limited time offers including our first ever Ramen dish and the return of our popular Steak Stroganoff. This all has appealed to not only our loyalty members but also has introduced Noodles to new customers. Additionally, we have closed underperforming stores which has resulted in a material transfer of sales to nearby Noodles locations driven by our strong off-premise business. This sales growth has raised the baseline average unit volumes, while also improving margins.”

Christina concluded, “We have built meaningful momentum by focusing on the fundamentals and executing with discipline to elevate the guest experience. When great food, strong operations, and targeted marketing that connects with guests come together, performance follows and that’s what we are seeing come to fruition. This is evidenced by the significant year-over-year increase in Adjusted EBITDA in the fourth quarter of 2025 and our expectations for significant further growth in Adjusted EBITDA in 2026. We are confident that the foundation we built in 2025 and the strong acceleration of sales in early 2026 positions us for sustained growth throughout 2026 and beyond.”
Liquidity Update
As of December 30, 2025, the Company had available cash and cash equivalents of $1.3 million and outstanding debt of $110.2 million. As of December 30, 2025, the Company had $11.9 million available for future borrowings under its revolving credit facility.
Business Outlook
The Company is providing the following expectations for fiscal year 2026. Given we are nearly complete with our first quarter, we are providing our expectations for the first quarter of 2026 together with the full year 2026.

First Quarter of 2026
•Comparable restaurant sales growth of approximately 9.0%; and
•Adjusted EBITDA of $5.7 million to $6.3 million, more than doubling prior year results.

Full Year 2026
•Total revenue of $478 million to $493 million, including comparable restaurant sales growth of 6.0% to 9.0%;
•Restaurant level contribution margins of 14.7% to 16.0%;
•General and administrative expenses of $49 million to $52 million, inclusive of stock-based compensation expense of approximately $2.5 million;
•Depreciation and amortization of $24 million to $25 million;
•Net interest expense of $10 million to $11 million;
•Adjusted EBITDA of $30 million to $35 million;
•One to two new franchise restaurant openings;
•Restaurant closures: 30 to 35 company-owned restaurants and five franchised restaurants; and
•Capital expenditures of $9.5 million to $10.5 million.
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”
Key Definitions
Average Unit Volumes — represent the average annualized sales of all company-owned restaurants for a given time period. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUVs can be further impacted by effective real estate site selection and maturity and trends within new markets.
Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold and changes in per-person spend, calculated as sales divided by traffic.

Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.
EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance and executive transition costs, corporate transaction costs and stock-based compensation. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) before restaurant impairments, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance and executive transition costs and loss on debt modifications and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.
Reverse Stock Split

On February 4, 2026, the Company’s Board of Directors approved a reverse stock split of the Company's issued and outstanding common stock. The Reverse Stock Split was effectuated through the filing of an amendment to the Company’s Amended and Restated Certificate of Incorporation on February 12, 2026 and became effective on February 18, 2026 at a 1-for-8 ratio.
Conference Call
Noodles & Company will host a conference call to discuss its fourth quarter and fiscal year 2025 financial results on Wednesday, March 25, 2026 at 4:30 p.m. EST. The conference call can be accessed live by dialing 201-389-0920. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13757578. The replay will be available until Wednesday, April 8, 2026. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.
Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Noodles & Company has known noodles since 1995. For 30 years, the brand has brought people together over craveable classics and globally inspired flavors, from indulgent Creamy Mac & Cheese to bold Japanese Pan Noodles. With more than 400 restaurants and a team of passionate noodle lovers, Noodles is built on flavor, comfort, and a people-first culture. To learn more and to find the location nearest you, visit www.noodles.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to our business strategy and plans to deliver financial results and continued growth. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, uncertainties as to the availability, suitability, structure, terms, and timing of any strategic transaction resulting from the strategic review and whether any such transaction will be completed, the impact of any such strategic transaction on Noodles & Company, whether the strategic benefits of any such strategic transaction can be achieved; current performance trends and our expectations for future performance and ability to obtain financing on acceptable terms, if at all, and comply with our covenants under the A&R Credit Agreement; our ability to sustain or achieve overall growth, including, digital sales growth; our ability to open new restaurants, if any, and cause those newly opened restaurants to be successful; our ability to effectively optimize our restaurant portfolio including closures; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio and guest satisfaction; the success of our brand strategy and marketing efforts, including our ability to successfully introduce new menu items, including limited time offerings and the success of our promotions; our pricing strategies; economic conditions, including those resulting from inflation, increased interest rates, recessionary economic cycles, and changes in trade policies, including tariffs or other trade restrictions or the threat of such actions; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; our ability to maintain compliance with requirements for continued listing on the Nasdaq Global Select Market; other conditions beyond our control such as domestic or global conflicts, wars, terrorist activity, weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2025	December 31, 2024	December 30, 2025	December 31, 2024
Revenue:
Restaurant revenue	$120,417	$119,200	$485,103	$483,097
Franchise royalties and fees, and other	2,359	2,574	9,986	10,174
Total revenue	122,776	121,774	495,089	493,271
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	31,306	32,469	127,168	123,692
Labor	37,168	38,467	153,342	154,258
Occupancy	10,658	11,381	44,621	46,366
Other restaurant operating costs	24,248	23,518	98,876	95,032
General and administrative	11,651	11,321	49,137	50,824
Depreciation and amortization	6,214	7,081	27,047	29,066
Pre-opening	(1)	121	225	1,543
Restaurant impairments, closure costs and asset disposals	5,637	4,780	26,262	20,268
Total costs and expenses	126,881	129,138	526,678	521,049
Loss from operations	(4,105)	(7,364)	(31,589)	(27,778)
Interest expense, net	2,688	2,323	10,915	8,381
Loss before income taxes	(6,793)	(9,687)	(42,504)	(36,159)
Provision for income taxes	15	6	64	54
Net loss	$(6,808)	$(9,693)	$(42,568)	$(36,213)
Loss per share, combined*
Basic	$(1.16)	$(1.70)	$(7.36)	$(6.37)
Diluted	$(1.16)	$(1.70)	$(7.36)	$(6.37)
Weighted average common shares outstanding*
Basic	5,848,405	5,711,618	5,787,255	5,683,216
Diluted	5,848,405	5,711,618	5,787,255	5,683,216
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*Shares and per share amounts have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-8 reverse stock split that became effective on February 18, 2026.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	December 30, 2025	December 31, 2024
Balance Sheet Data
Total current assets	$18,893	$20,192
Total assets	261,671	324,648
Total current liabilities	61,845	65,717
Total long-term debt	108,776	100,742
Total liabilities	306,976	330,227
Total stockholders’ (deficit)	(45,305)	(5,579)

	Fiscal Quarter Ended
	December 30, 2025	September 30, 2025	July 1, 2025	April 1, 2025	December 31, 2024
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	340	349	364	369	371
Franchise restaurants at end of period	83	86	89	91	92
Revenue Data:
Company-owned average unit volumes	$1,440	$1,341	$1,353	$1,314	$1,310
Franchise average unit volumes	$1,359	$1,311	$1,327	$1,283	$1,292
Company-owned comparable restaurant sales	7.3%	4.0%	1.5%	4.7%	0.5%
Franchise comparable restaurant sales	3.8%	4.3%	1.6%	2.9%	1.9%
System-wide comparable restaurant sales	6.6%	4.0%	1.5%	4.4%	0.8%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2025	December 31, 2024	December 30, 2025	December 31, 2024
Net loss	$(6,808)	$(9,693)	$(42,568)	$(36,213)
Depreciation and amortization	6,214	7,081	27,047	29,066
Interest expense, net	2,688	2,323	10,915	8,381
Provision for (benefit from) income taxes	15	6	64	54
EBITDA	$2,109	$(283)	$(4,542)	$1,288
Restaurant impairments(1)	4,227	2,178	22,040	13,441
Loss on disposal of assets	748	1,031	3,209	3,079
Lease exit costs, net	(364)	546	(2,520)	924
Gain on sale of restaurants	—	—	—	(490)
Severance, executive transition costs and corporate transaction costs	460	201	1,260	1,677
Stock-based compensation expense	386	339	3,037	3,680
Adjusted EBITDA	$7,566	$4,012	$22,484	$23,599
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(1)    Restaurant impairments in all periods presented above include amounts related to restaurants previously impaired.

EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance, executive transition costs and corporate transaction costs and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Loss to Adjusted Net Loss
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2025	December 31, 2024	December 30, 2025	December 31, 2024
Net loss	$(6,808)	$(9,693)	$(42,568)	$(36,213)
Restaurant impairments(1)	4,227	2,178	22,040	13,441
Lease exit costs, net	(364)	546	(2,520)	924
Gain on sale of restaurants	—	—	—	(490)
Severance, executive transition costs and corporate transaction costs	460	201	1,260	1,677
Tax effect of adjustments(2)	(1)	46	—	—
Adjusted net loss	$(2,486)	$(6,722)	$(21,788)	$(20,661)

Loss per share(3)
Basic	$(1.16)	$(1.70)	$(7.36)	$(6.37)
Diluted	$(1.16)	$(1.70)	$(7.36)	$(6.37)
Adjusted loss per share(3)
Basic	$(0.43)	$(1.18)	$(3.76)	$(3.64)
Diluted	$(0.43)	$(1.18)	$(3.76)	$(3.64)
Weighted average common shares outstanding(3)
Basic	5,848,405	5,711,618	5,787,255	5,683,216
Diluted	5,848,405	5,711,618	5,787,255	5,683,216
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net income (loss) as net income (loss) before restaurant impairments, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance, executive transition costs and corporate transaction costs, and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(1)    Restaurant impairments in all periods presented above include amounts related to restaurants previously impaired.
(2)    The tax impact of the other adjustments is immaterial while the Company has a full valuation allowance and significant net operating losses.
(3)    Shares and per share amounts have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-8 reverse stock split that became effective on February 18, 2026.

Noodles & Company
Reconciliation of Operating Loss to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2025	December 31, 2024	December 30, 2025	December 31, 2024
Loss from operations	$(4,105)	$(7,364)	$(31,589)	$(27,778)
Less: Franchising royalties and fees	2,359	2,574	9,986	10,174
Plus: General and administrative	11,651	11,321	49,137	50,824
Depreciation and amortization	6,214	7,081	27,047	29,066
Pre-opening	(1)	121	225	1,543
Restaurant impairments, closure costs and asset disposals	5,637	4,780	26,262	20,268
Restaurant contribution	$17,037	$13,365	$61,096	$63,749

Restaurant contribution margin	14.1%	11.2%	12.6%	13.2%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.